Exhibit 10.1

CONFIDENTIAL
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Confidential Separation Agreement and General Release of Claims (“Agreement”) is entered into by and between Steve Shute (“Employee” or “You”) and Docusign, Inc., a Delaware corporation (“Docusign” or the “Company”), each individually referred to as a “Party” and collectively referred to as the “Parties.” This Agreement will become effective on the eighth (8th) day after its execution by the Parties, provided that Employee has not previously revoked it as permitted by Section 10(vi) below (the “Effective Date”).

RECITALS

WHEREAS, Employee is currently the Company’s President, Worldwide Field Operations;

WHEREAS, Employee is a party to (a) that certain Second Amended and Restated Executive Severance and Change in Control Agreement with the Company dated as of March 13, 2024 (the “Severance Agreement”) and (b) certain PSU Award Agreements (as defined below), which provide for certain benefits in the event of a qualifying termination;

WHEREAS, Employee and the Company wish to provide for the orderly transition of Employee’s responsibilities in connection with Employee’s separation from employment;

WHEREAS, in connection with such separation of Employment, and to avoid the costs and potential inconveniences of any dispute, the Parties desire to settle all claims and issues, including any and all disputes which may exist between Employee and the Company;

WHEREAS, the Company is willing to extend to Employee, and Employee is willing to accept, certain benefits in exchange for a release of claims, covenant not to sue and certain other undertakings, all on the terms and subject to the conditions set forth herein;

THEREFORE, in consideration of the promises and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1.            Separation Date. Employee’s last day as an employee of the Company will be August 11, 2024 (the “Separation Date”). Employee hereby resigns as the Company’s President, Worldwide Field Operations, effective as of the Separation Date.

2.            Consideration. In consideration for Employee executing and not revoking this Agreement and the undertakings described herein, including the release of claims set forth in Section 6 and Section 10 of this Agreement (together, the “Release”), Docusign shall provide the following benefits:

A.            Cash Severance.

i.            Salary. Docusign will pay Employee the gross amount of $550,000 (the “Cash Severance”), which represents 12 months of Employee’s base salary.

ii.            Target Bonus. In addition, Docusign will pay Employee the gross amount of $550,000 (the “Bonus Severance”), which represents 100% of Employee’s on-target bonus earnings for the fiscal year ending January 31, 2025.

iii.            Payment Terms. Docusign will pay the Cash Severance and Bonus Severance to Employee in a lump sum, less applicable payroll deductions and withholdings, within 10 business days following the Effective Date.

B.            COBRA.

i.            COBRA Benefit. If Employee timely elects continued coverage under COBRA, Docusign will pay the COBRA premiums to continue and maintain health care coverage for Executive and any dependents who are covered at the time of the Separation Date under the Company’s group health plan (the “COBRA Benefit”), until the earliest of (a) 12 months following the Separation Date; (b) the date when the Employee and Employee’s eligible dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (c) the date Employee ceases to be eligible for COBRA continuation coverage for any reason.

ii.            Cash Alternative. Notwithstanding the foregoing, if Docusign determines in its sole discretion that it cannot provide the foregoing COBRA Benefit without potentially incurring financial costs or violating applicable law (including Section 2716 of the Public Health Service Act), Docusign shall in lieu thereof provide Employee a taxable cash payment in an amount equal to the monthly COBRA premium that the Company would be required to pay to continue Employee’s group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments will be paid in monthly installments on the same schedule and over the same time period that the COBRA Benefit would otherwise have been paid on behalf of Employee regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date when the Employee and Employee’s eligible dependents become covered by health care coverage from another source, unless otherwise prohibited by applicable law or (y) the last day of the 12th calendar month following the Separation Date. Employee shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis. Employee must notify the Company within two (2) weeks if Employee obtains health care coverage from a new source.

iii.            Definition. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

C.            RSU Acceleration.

i.            Outstanding Awards. Employee previously received the following awards of time-based Restricted Stock Units (“RSUs”) awarded to Employee under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), as set forth in the applicable award agreements applicable to the RSUs (each, an “RSU Award Agreement”):

Grant Date	Award No.	Total Shares	Vesting Schedule
7/10/2022	00037858 (“New Hire RSU”)	390,870	Quarterly over 4 years with 1-year cliff
7/10/2022	00037859 (“Sign-on RSU”)	78,174	100% vesting after 1 year
7/7/2023	00046266 (“Focal RSU”)	78,740	Quarterly over 4 years

The Sign-On RSU has previously vested in its entirety. In addition, on July 7, 2023, Executive received two awards of performance-based Restricted Stock Units under the 2018 Plan (“PSUs”) based on the achievement of financial metrics for the fiscal year ended January 31, 2024 (the “Financial PSUs”), and one PSU award based on the Company’s relative total shareholder return (the “TSR PSU”). The final achievement levels for the Financial PSUs have been determined and certified, such that the earned shares under the Financial PSUs are now subject only to time-based vesting.

ii.            Vesting Acceleration. On the Effective Date, the New Hire RSU, the Focal RSU and the Financial PSUs will vest as to that number of shares that would have been vested has Employee remained in Continuous Service (as defined in the applicable RSU Award Agreement or PSU award agreement) through the date 12 months following the Separation Date (i.e., until and including August 11, 2025). The shares that vest pursuant to this paragraph shall be issued and delivered to Employee promptly, and in any event no later than 30 business days, following the Effective Date, and such shares are subject to applicable tax withholding.

D.            PSU Vesting. The TSR PSU shall vest according to the applicable PSU Award Agreement, such that Employee will be entitled to receive the number of shares that would have vested under such PSU if Employee had been subject to a Qualifying Termination on the Separation Date in accordance with the award agreement applicable to the PSUs (“PSU Award Agreement”). In the event of any conflict between this Section and the PSU Award Agreement, the PSU Award Agreement controls. The number of shares subject to Employee’s TSR PSU, the maximum number of shares issuable under such PSU and Employee’s maximum pro rata portion of each based upon the Separation Date have been communicated to Employee.

E.            Change in Control Prior to November 9, 20241. Notwithstanding anything to the contrary in paragraphs A-D above, in the event that the Company is subject to a Change in Control (as defined in the Severance Agreement) that closes on or before November 9, 2024, then Docusign shall provide Employee the following benefits, subject to Employee’s continued compliance with the terms of this Agreement and Employee’s execution and delivery of a release of claims and covenant not to sue in substantially the form set forth in Sections 6 and 7 below (the “Second Release”):

i.            RSU Vesting. Any remaining unvested time-based RSUs (including, for the avoidance of doubt, the Financial PSUs) shall accelerate and vest, and shall be issued and delivered to Employee promptly (and in any event no later than 10 business days) following the effective date of the Second Release, subject to applicable tax withholding.

ii.            PSU Vesting. The TSR PSU shall vest in accordance with the applicable PSU Award Agreement, assuming that Employee had remained employed and been subject to a Qualifying Termination (as defined in the applicable PSU Award Agreement) on the Separation Date. In the event of any conflict between this Section 2.E(ii) and the PSU Award Agreement, the PSU Award Agreement controls.

F.            Change in Control After November 9, 2024. Notwithstanding anything to the contrary in paragraphs A-E above, in the event that the Company is subject to a Change in Control (as defined in the Severance Agreement) that closes after November 9, 2024 and before the expiration of the Performance Period of the TSR PSU (as applicable, PSUs with an unexpired Performance Period, the “Ongoing PSUs”), such Ongoing PSUs shall vest as set forth in Section E(ii) above. In the event of any conflict between this Section F and a PSU Award Agreement, the PSU Award Agreement controls.

1 90 days after the Separation Date.

1.            In order to accommodate potential vesting acceleration pursuant to paragraphs C-F:

i.            Employee’s outstanding and unvested time-based RSUs (including, for the avoidance of doubt, the Financial PSUs) shall remain outstanding until February 11, 20252, on which date any shares subject to the RSUs that have not accelerated and vested pursuant to paragraphs C or E above shall be cancelled for no consideration;

ii.            Employee’s TSR PSU shall remain outstanding until the applicable Determination Date (as defined in the PSU Award Agreements), or if earlier, immediately prior to a Change in Control, in accordance with the terms of the applicable PSU Award Agreement, on which date any shares subject to the TSR PSU that have not vested pursuant to paragraphs D, E or F above shall be cancelled for no consideration.

The benefits outlined above are not otherwise owed to Employee, and are provided solely as consideration for the Release and the promises and covenants made by Employee herein. Company is not responsible for Employee’s costs and attorneys’ fees incurred in connection with reviewing this Agreement. Employee acknowledges that, without limiting Section 14, Docusign does not owe him, or anyone on his behalf, nor shall he become eligible for, any other compensation or benefits from Docusign, other than the foregoing.

3.            Termination without Cause. The Parties agree that Employee’s termination of service constitutes termination by the Company without “Cause” for all purposes under the Severance Agreement and the PSU Award Agreements.

4.            Tax Responsibility. Employee acknowledges and agrees that Docusign has not made any representations to him regarding the tax consequences of any amounts received pursuant to this Agreement. The Parties agree that in the event any taxing authority determines that any settlement monies tendered as part of this Agreement are taxable: (a) Employee shall be solely responsible for the payment of all such taxes and penalties assessed against her; and (b) Docusign has no duty to defend Employee against any such tax claim, penalty or assessment. Employee further agrees to indemnify Docusign in the event any taxing authority seeks payment from Docusign of any taxes, interest, penalties or assessments owed by Employee, and for any penalties owed by Docusign, and to hold Docusign harmless to the fullest extent allowed by law.

5.            Non-Admission of Liability. Employee acknowledges and agrees in good faith that this Agreement is the result of a compromise and shall not be considered an admission of liability or responsibility by Docusign.

6.            Employee’s Release of Claims against Docusign. In consideration of the covenants, payments and other benefits set forth herein, Employee unconditionally, irrevocably and absolutely releases and discharges Docusign and all of its future parent corporations, subsidiary corporations, affiliate corporations, and its and their current and former directors, officers, agents and employees, and each of their successors and assigns (hereinafter referred to collectively as the “Released Parties”) from any and all known and unknown losses, liabilities, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly, or in any way connected with any transaction, affairs, or occurrences between them (collectively, the “Released Claims”), including Employee’s employment with Docusign, his application for employment with Docusign and any associated background check process, any rights or benefits that would otherwise apply under the Severance Agreement, Employee’s offer letter with the Company or otherwise, and/or his resignation from said employment, in each case through the date hereof.

2 6 months after the Separation Date.

A.            The Released Claims specifically include any and all contract or tort claims, claims for wrongful termination, retaliation, employment discrimination, emotional distress, fraud, misrepresentation, defamation, invasion of privacy, interference with prospective economic advantage, breach of contract, misrepresentation, promissory estoppel or reliance, exemption misclassification, failure to pay wages due or other monies owed, including severance, overtime compensation, accrued and unused vacation; claims for penalties, interest, attorneys’ fees and costs, including to penalties recoverable under the Private Attorneys General Act; and claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended, the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended, and any other local, state or federal law, rule, or regulation relating to or affecting Employee’s employment by Docusign. The Released Claims do not include any rights or benefits that may not be waived pursuant to applicable law including any right to indemnification pursuant to California Labor Code Section 2800 or Section 2802, or under the indemnification agreement between Employee and the Company, any organizational document of the Company, for directors’ and officers’ insurance coverage, any worker’s compensation claims that Employee may possess or claim that cannot be released as a matter of law, although Employee represents that he is not currently aware of any such claim, or any claim for vested or accrued amounts, benefits or entitlements under any benefit plan, policy or arrangement of the Company or any of its affiliates (excluding the Severance Agreement, which is superseded by this Agreement as discussed herein). The release contained herein shall not be construed to waive any right to apply for unemployment insurance benefits.

B.            Nothing in this Agreement (i) limits or affects Employee’s right to challenge the validity of this Release, including a challenge under the ADEA; (ii) in any way interferes with Employee’s right and responsibility to give truthful testimony under oath; or (iii) precludes Employee from participating in, or receiving an award for information provided to any government agency in connection with, an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, or the Securities and Exchange Commission. However, Employee promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee personally with respect to any claims released by this Release.

7.            Covenant Not to Sue:

i.            To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, has ever had, or may in the future have against the Released Parties, which is based in whole or in part on any Released Claim.

ii.            Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.

8.            Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disparage or make negative remarks regarding the Released Parties or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including any statement posted on social media or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this section shall prohibit Employee from providing truthful information in response to a subpoena or other legal process. Further, nothing in this section or otherwise in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

9.            Unknown Claims. Employee understands and agrees that this Agreement extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights Employee may have under Section 1542 of the California Civil Code or any analogous state or federal law or regulation are hereby expressly waived. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee certifies that he has read all of this Agreement, including the release provisions contained herein and the provision of Section 1542 quoted above, and he fully understands all of the same.

10.            ADEA Release. Employee understands and agrees that he:

i.            Is, through this Agreement, releasing the Released Parties from any and all claims Employee may have against them, including any claim arising under the ADEA.

ii.            Has carefully read and fully understands all of the provisions of this Agreement.

iii.            Knowingly and voluntarily intends to be legally bound by the same.

iv.            Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement if desired.

v.            Has twenty-one (21) calendar days within which to review and consider this Agreement before signing it.

vi.            Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. If Employee intends to revoke this Agreement, such timely revocation must be provided in writing and sent via hand delivery or signed via Docusign to the attention of the Company’s Chief Legal Officer at jim.shaughnessy@docusign.com.

vii.            Understands that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

11.            Representation Regarding No Pending Claims. Employee represents he has not filed any lawsuit, claim, or complaint against Docusign in any state or federal court, or with any administrative agency or tribunal.

12.            Return of Docusign Property. Employee hereby warrants to Docusign that, no later than five (5) business days after the Separation Date, Employee will return to Docusign all property or data of Docusign of any type whatsoever that has been in his possession or control.

13.            At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Employee hereby acknowledges that he remains subject to his obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement previously executed by the Employee which requires, among other provisions, the assignment of patent rights to any invention made during Employee’s employment at the Company and non-disclosure of proprietary information. Employee further confirms that Employee will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such proprietary information and that Employee will not take any such documents or data or any reproduction thereof.

14.            Balances Owed. Employee acknowledges and represents that as of the date he signs this Agreement, (a) he has timely submitted expense reports covering all outstanding and reimbursable expenses incurred by him (“Expenses”) and (b) he will have been paid all wages, commissions, compensation, benefits, and other amounts and has been provided all leaves of absence and/or other accommodations that Docusign has ever owed to him prior to the date he signed this Agreement. Between the date he signs this Agreement and the Separation Date, Docusign agrees to pay all wages and benefits owed to Employee at that time. Docusign will promptly reimburse Employee for all outstanding Expenses in accordance with the Company’s travel and expense policy.

15.            Indemnification. For the avoidance of doubt, Employee will continue to be covered by any indemnification rights under the Company’s certificate of incorporation, bylaws, and the indemnification agreement in place between Employee and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

16.            No Voluntary Assistance. Employee agrees that, going forward, he will not in any manner encourage or willingly assist any person, including any past, present or prospective employees or applicants for employment with Docusign, in filing or pursuing any lawsuit, claim or action against Docusign, in any state or federal court or before any state, federal or governmental agency, except as he may be required by statutorily authorized process to give testimony or to provide documents at a legal proceeding or to cooperate in any agency or legal proceeding. Employee represents that, going forward, he will not have contact with any past, present or prospective Docusign employees or applicants for employment regarding filing or pursuing any lawsuit, claim or action against Docusign.

17.            No Assignment or Transfer of Claims. Employee represents and warrants that he has not assigned or transferred to any other person or entity any rights, claims or causes of action constituting a Released Claim, and no other person or entity has any interest in any such claim, except as disclosed by the terms of this Agreement.

18.            Entire Agreement. This Agreement (together with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; the PSU Award Agreements; and the applicable RSU award agreements) constitute the full and entire agreement between the Parties regarding the subject matter of this Agreement, and supersede the Severance Agreement in all respects.

19.            Applicable Law; Severability; Construction. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. If any provision of this Agreement, or part, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable. Except as otherwise expressly provided herein, the terms “include” and “including” mean “including without limitation.”

20.            Successors and Assigns; Counterparts. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may be signed in counterparts. An electronic or facsimile signature shall have the same force and effect as an original signature, and trigger the obligations under this Agreement.

21.            Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. To the extent (i) any payments to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Any termination of Employee’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

22.            Arbitration; Attorneys’ Fees. Any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement shall be resolved through arbitration pursuant to the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. In any such action, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other Party, in addition to any other relief to which the prevailing Party may be entitled.

THE PARTIES CERTIFY THAT THEY HAVE READ THIS AGREEMENT, KNOW ITS CONTENTS, FULLY UNDERSTAND IT, AND ENTER INTO IT VOLUNTARILY AND FREE OF COERCION. NO PARTY IS BEING INFLUENCED BY ANY STATEMENT MADE BY OR ON BEHALF OF ANY OTHER PARTY TO THIS AGREEMENT, EXCEPT AS EXPRESSED HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

EMPLOYEE

SIGNED:	/s/ Steve Shute	DATE:	June 24, 2024

BY: Steve Shute

DOCUSIGN, INC.

SIGNED:	/s/ James Shaughnessy	DATE:	June 24, 2024

BY: James Shaughnessy

TITLE: Chief Legal Officer

[Signature Page to Confidential Separation Agreement and General Release of Claims]